Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 (No. 333-289656) and Form S-8s (No.333-299550, No.333-288320, No.333-279756, No.333-273374 and No.333-265214) of E-Home Household Service Holdings Limited (the “Company”) of auditor’s opinion in the Report of Independent Registered Public Accounting Firm dated on November 6, 2026, relating to the consolidated balance sheets of the Company as of June 30, 2026, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholder’s equity, and cash flows for the year ended June 30, 2026 and the related notes, included in its Annual Report on Form 20-F.

/s/Enrome LLP

Singapore

November 6, 2026

Enrome LLP	77 Robinson Road, #08-02	admin@en rome-group.com
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